THT Heat Transfer Technology, Inc. Announces
Second Quarter 2015 Results

SIPING, CHINA — August 14, 2015 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Financial Highlights

•	Sales revenue decreased by 43.9% year-over-year to US$7.1 million.
•	Gross profit decreased by 61.8% year-over-year to US$1.8 million.
•	Gross margin was 25.5%, compared with 37.5% for the second quarter of 2014.
•	Operating income decreased by 141.2% year-over-year to US$(0.3) million.
•	Net loss attributable to common stockholders was US$(0.3) million, compared with net income of US$0.9 million for the second quarter of 2014.
•	Basic and fully diluted net income per share was US$(0.01), compared with US$0.05 for the second quarter of 2014.

Comment from Guohong Zhao, Chairman and CEO

Chairman and Chief Executive Officer Guohong Zhao commented, “Our sales decreased by 43.9% year-over-year to US$7.1 million and gross profit decreased by 61.8% to US$1.8 million, since demand for our heat exchange solutions was affected by the ongoing macroeconomic uncertainty in China. The uncertainty has remarkable impact on some main industries we serve, such as petrochemical, metallurgical and shipbuilding industries.

Along with China’s slowing economy, we expect to face continuing headwinds in the third quarter of 2015. However, we will remain our focus on high technology and high value added products, and we believe our efforts will position us well to survive the volatile environment.”

Second Quarter 2015 Financial Results

Revenue
Sales revenue for the second quarter of 2015 was US$7.1 million, a 43.9% decrease from US$12.7 million during the same period of 2014. The decrease was primarily attributable to lower sales revenue from all of our heat exchange products. Sales volume of heat exchange products totaled 489 units in the second quarter of 2015, a decrease of 128 units from 617 units in the same period of 2014.

For the second quarter of 2015, sales revenue from heat exchange units was US$1.7 million, a decrease of 40.8% compared with US$2.9 million in the same period of 2014. Sales revenue from plate heat exchangers was US$2.5 million, a decrease of 41.7% compared to the same period of 2014. During the second quarter of 2015, sales revenue from shell-and-tube heat exchangers totaled US$0.9 million, a decrease of 14.0% compared to the same period of 2014. The overall decrease in sales revenue was due to decreased demand for our products in consequence of less projects and economic slowdown in the second quarter of 2015 compared with the same period in 2014.

Cost of Sales
Cost of sales for the second quarter of 2015 decreased 33.1% to US$5.3 million from US$8.0 million in the second quarter of 2014. The decrease was mainly in line with the decrease in the Company’s sales revenue.

Gross Profit and Gross Margin
Gross profit decreased 61.8% to US$1.8 million during the second quarter of 2015, from US$4.8 million in the same period of 2014, mainly due to the decreased sales revenue. Gross margin was 25.5% for the second quarter of 2015, as compared with 37.5% during the same period of 2014. The decrease in gross margin was mainly attributable to increased labor costs and raw material costs.

Operating Expenses
Administrative expenses decreased 50.8% to US$0.7 million in the second quarter of 2015, from US$1.48 million for the same period of 2014. The decrease was primarily owing to the decrease of bad debt expense in the second quarter of 2015.

Research and development expenses decreased 62.7% year-over-year to US$0.5 million, from US$1.3 million in the second quarter 2014. The decrease was primarily due to decrease in research and development of new products.

Selling expenses decreased 18.1% to US$0.9 million for the second quarter of 2015, from US$1.1 million during the same period of 2014. The decrease was mainly attributable to decrease in travelling costs.

Income before Income Tax
Income before income tax was US$(0.3) million in the second quarter of 2015, a decrease of 130.8% compared with US$0.9 million in the same period of 2014. The decrease was mainly due to decrease in our sales revenue.

Income Tax
Income tax decreased to income tax benefit of US$0.02 million in the second quarter of 2015, compared with income tax expense of US$0.01 million in the same period of 2014. The decrease was mainly attributable to our decreased sales revenue.

Net Income (Loss)
Net loss attributable to common shareholders was US$(0.3) million in the second quarter of 2015, a 129.5% decrease compared with net income of US$0.9 million in the same period of 2014. The decrease was due to the cumulative effect of the foregoing factors.

Basic and fully diluted net income per share was US$(0.01) in the second quarter of 2015, compared with US$0.05 in the same period of 2014.

Liquidity
As of June 30, 2015, the Company had cash and cash equivalents of US$2.6 million and restricted cash of US$0.7 million. During the first six months of 2015, there was a net cash outflow of US$9.7 million, compared with US$6.7 million in the same period of 2014.

Net cash used in operating activities was US$(3.1) million for the first six months of 2015, compared with net cash provided by operating activities of US$1.6 million for the same period of 2014. The decrease in net cash used in operating activities was mainly attributable to (1) less in other payables and accrued expenses; (2) decrease of net income; and (3) offset by increase in trade receivables.

Net cash used in investing activities was US$(0.1) million for the first six months of 2015, compared with net cash provided by investing activities of US$0.6 million for the same period of 2014.

Net cash used in financing activities was US$6.5 million for the first six months of 2015, compared with net cash used in financing activities of US$8.9 for the same period of 2014. The decrease in net cash used in financing activities resulted from a decrease in net payment of short-term loan for the first six months of 2015.

Outlook for Third Quarter of 2015

THT expects to generate sales revenue in the range of US$9 million to US$17 million in the third quarter of 2015, compared with US$15.9 million in the same period of 2014. This represents the Company’s preliminary view, and is subject to change.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Mr. Yi Zhao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel: +86 (434) 326 6779
Email: IR@tht.cn

Robie Li
Investor Relations Department
THT Heat Transfer Technology, Inc.
Tel: +65 9235 1765
Email: lirubing@tht.cn

THT Heat Transfer Technology, Inc.
Consolidated Balance Sheets
As of June 30, 2015 and December 31, 2014
(Stated in thousands of US Dollars)

	June 30, 2015	December 31,
	(Unaudited)	2014
		(Audited)

Assets
Current assets
Cash and cash equivalents	2,576	12,248
Restricted cash	737	550
Accounts receivable, net	38,664	42,883
Inventories, net	25,007	27,927
Other current assets	13,440	12,065
Total current assets	80,424	95,673
Restricted cash, non-current	570	738
Long-term accounts receivable	1,004	1,910
Other non-current assets	14,970	14,916
Total Assets	96,968	113,237

Liabilities
Current liabilities
Short-term loans	6,569	12,691
Other current liabilities	23,334	34,732
Total current liabilities	29,903	47,423
Long-term loan	575	570
Total liabilities	30,478	47,993
Total shareholders’ equity	66,490	65,244
Total Liabilities and Equity	96,968	113,237

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Income
(Stated in thousands of US Dollars, except number of shares and per share data)

	Three months ended June 30,
	2015	2014

Sales revenue	7,131	12,709
Cost of sales	(5,313)	(7,945)

Gross profit	1,818	4,764

Operating expenses
Administrative expenses	728	1,481
Research and development expenses	499	1,341
Selling expenses	926	1,130

Total operating expenses	2,153	3,952

Operating income	(335)	812
Interest income	2	2
Other income	46	175
Financial costs	(3)	(48)
Income before income taxes	(290)	941
Income taxes	17	(13)
Net income	(273)	928

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$(0.01)	$0.05

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Cash Flows
For the six months ended June 30, 2015 and 2014
(Stated in thousands of US Dollars)

	Six months ended June 30
	2015	2014
Net cash provided by (used in) operating activities	(3,141)	1,594
Net cash provided by (used in) investing activities	(66)	583
Net cash used in financing activities	(6,511)	(8,876)
Effect of exchange rate changes on cash and cash equivalents	47	1
Net decrease in cash and cash equivalents	(9,671)	(6,698)
Cash and cash equivalents at beginning of the period	12,247	9,082
Cash and cash equivalents at end of the period	2,576	2,384